EXHIBIT 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to an additional 2,630,000 shares of Common Stock of Smart & Final Inc., subject to the Long-Term Equity Compensation Plan and 408,500 shares of Common Stock of Smart & Final Inc. subject to the Non-Employee Director Stock Plan of our report dated February 7, 2003, with respect to the consolidated financial statements and schedule of Smart & Final Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 12, 2003